EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Sterling Capital Equity Index Fund on Form N-1A of our report dated February 22, 2013 relating to the financial statements and financial highlights which appears in the December 31, 2012 Annual Report to Interest holders of S&P 500 Stock Master Portfolio, a Portfolio of Master Investment Portfolio, which is also incorporated by reference into the Registration Statement of Sterling Capital Equity Index Fund.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 26, 2013